Exhibit 10.5
SETTLEMENT AGREEMENT
The undersigned:

I.    Quantum Storage UK Ltd, having its registered office in Bracknell, England, and maintaining a place of business at Venture House, 2 Arlington Square, Downshire Way, Bracknell, Berkshire, United Kingdom, RG12 1WA, for these purposes legally represented by Lewis W. Moorehead, to be referred to below as “Quantum” or the “Employer”,

and

II.    Mr. H.J.W. Spanjaard, residing at to be referred to below as the ‘Employee’;

to be referred to below jointly as the ‘Parties’;

Whereas:

•    the Employee, who was born on April 23, 1966, employed by the Employer (or the Employer’s legal predecessor) on July 20, 2020 and currently holds the position of Chief Revenue Officer;

•    the Employee’s current gross yearly salary is EUR 310,000, exclusive of an 8% holiday allowance on the basis of a 40-hour working week;

•    the Employer has been forced to restructure its organization, as a result of which the Employee’s position will be eliminated as from July 1 2025;

•    Parties have consulted with each other about the elimination of the position and have examined the possibilities of an alternative, suitable position. In this context the Parties have come to the conclusion that there is no alternative, suitable position available and it is not to be expected that one will become available in the foreseeable future;

•    as a result of the elimination of the position and the lack of an alternative, suitable position, the Employer is seeking to terminate the employment contract;

•    the Parties have consulted with each other and have reached agreement with respect to the manner in which and the conditions pursuant to which they wish to terminate the employment contract;

•    the Employer wishes to emphasise that it cannot be argued that the Employee can be blamed in any way for the situation that has arisen; thus, there is no urgent reason for the Employer to
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terminate the employment contract in question within the meaning of Article 7:677/7:678 of the Dutch Civil Code (Burgerlijk Wetboek);

•    the Parties wish to lay down their agreements by means of this settlement agreement within the meaning of Article 7:900 of the Dutch Civil Code (hereinafter ‘’Settlement Agreement’’);

•    the Employee has had sufficient time to consider the provisions laid down in this Settlement Agreement and has obtained advice with respect to the content and the consequences of it.

Hereby agree as follows:
Termination date
1.The employment contract that is currently in effect will be terminated by mutual consent, at the Employer’s initiative, effective from July 1 2025 (to be referred to below as the “End Date”). Therefore, July 1 2025 will be the last working day. However, the Employee will remain available to provide information and to answer questions.

Severance payment
2.After the employment contract has been terminated by mutual consent as at the End Date the Employer will pay a lump sum, as compensation for loss of income in the future, in the amount of EUR 500,000 gross (to be referred to below as the ‘Severance Payment’). The Severance Payment shall be deemed to include the statutory transitional fee (transitievergoeding), as well as a payment in lieu of the applicable notice period and a reasonable compensation (billijke vergoeding) pursuant to section 7:673 of the Dutch Civil Code. The Employer will transfer the remaining net amount of the Severance Payment within 30 days after the End Date to the Employee’s account number that is known to the Employer.

Holidays
3.In addition, the 35 outstanding accrued holidays will be paid out to the Employee at the final account.

4.The Employee will not accrue any more days’ holiday for the period in which the Employee is exempted from the duty to perform work, or in any event the Employee will be deemed to have taken those days’ holiday prior to the End Date. The Employer will not be obliged to pay the Employee any compensation in that respect.

    Retention Bonus
5.The July instalment of the retention bonus (USD 50,000 plus taxes) will be paid out to the Employee at the final account.

Expenses
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6.The Employee shall specify and verify any outstanding expenses in accordance with the Company's applicable rules and routines for expenses. Expenses shall be paid to the Employee within 30 days of the End Date.

    Final account
7.Within four weeks after the End Date the Employer will draw up a customary final account, taking into account the provisions in this Settlement Agreement.

Pension
8.The Company will comply with any and all obligations with respect to the Employee on the basis of pension commitments that have been made to the Employee and the provisions stipulated in rules and regulations related to pension law. In this context the Employee should take note of the possibility to transfer accrued pension benefits.

Visa costs
9.The Company shall contribute an amount of maximum EUR 10,000 gross towards the costs to support the Employee with his visa process. Payment of this amount shall be made directly to the legal representative facilitating the visa process.

Company property
10.On or before the End Date the Employee must return to the Employer, undamaged and in good condition, any and all company property that was made available to the Employee in the context of the position of the Employee, including (but not limited to) any keys, passes, debit cards, documents, and other information carriers (including copies and/or backups). Employee shall be entitled to maintain the Company laptop in his possession for his personal use, on the condition that all Company data is removed in accordance with Company data security policies and procedures.

    Post-contractual obligations
11.With the exception of the non-competition clause on which the Parties have agreed, any and all other provisions that have a post-contractual effect, such as the business relations clause, the confidentiality clause and the penalty clause, and the change of control agreement that applies in respect of each of those provisions, will remain fully in effect.

    Letter of reference
12.Upon request the Employer will provide the Employee with a positive letter of reference within 30 days after this Settlement Agreement has been signed. In addition, positive references will be provided in the event that the Employer is requested to do so.

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    Communications
13.The Parties will not make any statements about each other that could harm either of their justified interests. The Parties will consult with each other and agree on what statements they will make, both within and outside the Employer’s organisation, with respect to the termination of their employment contract.

Reimbursement of costs of legal assistance
14.The Company will pay the Employee’s costs related to obtaining legal assistance up to a maximum amount of EUR 500.- (inclusive of office costs and exclusive of VAT) and will pay those costs directly to the Employee’s legal representative, upon receipt of an invoice drawn up in the Employee’s name to that effect.

15.The invoice of legal costs must be submitted to the Employer within 30 days after the End Date. The Company will pay the legal fees as mentioned above within 30 days after the invoice is received.

Confidentiality
16.The Parties will maintain confidentiality towards third parties with respect to the content of this Settlement Agreement unless they have an obligation to disclose in accordance with any statutory obligation.

Penalty
17.If the Employee fails to fulfil the obligations set out in this settlement agreement, the Employee shall - where necessary in derogation from the provisions of Section 7:650(3), (4) and (5) of the Dutch Civil Code and without any notice of default being required - forfeit to the Employer a penalty for an amount of EUR 5,000.- and also a penalty of EUR 500.- for each day that the Employee fails to fulfil the obligations applicable to the Employee despite being required to do so, all of the aforementioned without prejudice to the right that the Employer has to demand full compensation – instead of the penalties.

18.Prohibition on Negative Remarks
The Employee will not make, publish or otherwise communicate any negative or derogatory statements or remarks, whether in writing or otherwise, directly or indirectly, regarding the Employer, any company that is affiliated with the Employer or their officers, directors, shareholders or employees.

The Employer will not make, publish or otherwise communicate any negative or derogatory statements or remarks, whether in writing or otherwise, directly or indirectly, regarding the Employee.

Cases in which remunerations no longer will be due
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19.In the event that the employment contract is terminated prior to the End Date on the ground of conduct on the part of the Employee that gives rise to an urgent reason within the meaning of Article 7:677 jo. 7:678 of the Dutch Civil Code (summary dismissal) all the remunerations referred to in this Settlement Agreement that the Employer must pay to the Employee no longer will be due, in any event including – but not limited to – the Severance Payment and the Employee no longer will be entitled to claim those remunerations.

Miscellaneous provisions
20.Any amendments to this Settlement Agreement will be valid only insofar as the Parties have agreed on them in writing.

21.In event that it turns out that one or more of the provisions stipulated in this Settlement Agreement is not legally valid, the other provisions stipulated in the Settlement Agreement will remain in force. In that case the Parties will consult with respect to the provisions that are not legally valid in order to agree on a replacement provision in writing that is legally valid and that is in keeping to every extent possible with the purport of the provision to be replaced.

22.At the time at which the Employee signs this Settlement Agreement, the Employee declares by signing this Settlement Agreement that the Employee has not already accepted a job or paid position elsewhere (which is also deemed to include self-employment) and that the Employee does not have any concrete prospective of having a job or paid position (which is also deemed to include self-employment) elsewhere. The Company will not owe the Transitional Payment, and/or Signing Bonus (if applicable) in the event that that declaration turns out to be untrue. In that context the other provisions stipulated in this Settlement Agreement will continue to apply in full.

23.Taking into account the provision on the reflection period, the Employee waives the right to wholly or partly annul, dissolve or terminate the Settlement Agreement.

    Reflection Period
24.The Employee will be entitled to dissolve this Settlement Agreement, without stating the reasons for doing so, within 14 days after the date on which the Settlement Agreement is concluded, by submitting a written statement to that effect, addressed to the Employer.

Full and final discharge
25.By means of this Settlement Agreement the Parties have reached an exhaustive, comprehensive settlement. After the foregoing obligations have been complied with the Parties (including group companies of the Employer and its affiliated companies) no longer will have any further obligations towards each other on the ground of the employment contract that is in effect between them, the termination of the employment contract (and the manner in which it has been terminated), any collective labour agreement, commission, bonus and/or profit sharing scheme,
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option plan, pension scheme, redundancy pay scheme and supplementary scheme or on any other ground whatsoever, and the Parties will grant each other full and final discharge.

    Applicable law
26.This Agreement is governed by Dutch law.

Competent court
27.In the event that any dispute arises in respect of this Settlement Agreement, the District Court of Amsterdam will have exclusive jurisdiction to take cognisance of the claims.

Agreed and executed in duplicate on July 16, 2025__.

/s/ Lewis W. Moorehead____________            /s/ Henk Jan Spanjaard_________
Quantum                        The Employee
Lewis W. Moorehead                    Henk Jan Spanjaard

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